Filed pursuant to Rule 424(b)(3)

Registration No. 333-287377

Prospectus Supplement No. 1 to Prospectus dated July 1, 2025

4,000,000 Class A Ordinary Shares

STAR FASHION CULTURE HOLDINGS LIMITED

This Prospectus Supplement No. 1 (this “Supplement”) relates to the prospectus of Star Fashion Culture Holdings Limited (the “Company”) dated July 1, 2025 (the “Prospectus”), relating to the resale of 4,000,000 Class A ordinary shares, par value US$0.00001 per share (“Class A Ordinary Shares”), of the Company by the selling shareholders (the “Resale Shareholders”) named in this prospectus (the “Offering”).

This Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information in this Supplement supersedes the information contained in the Prospectus, and may not be delivered without the Prospectus.

This Supplement is being filed to amend the information contained in the table appearing under the caption “Resale Shareholder” beginning on page 97 of the Prospectus, as detailed below.

RESALE SHAREHOLDER

Xingji ZhangPingting Limited owned 3,700,000 Class A Ordinary Shares and 1,300,000 class B ordinary shares, par value of US$0.00001 per share (the “Class B Ordinary Shares”), of the Company prior to the Offering. After the Offering, Xingji ZhangPingting Limited will own 1,700,000 Class A Ordinary Shares and 1,300,000 Class B Ordinary Shares. Zhang Pingting, our Chief Financial Officer, through her 100% ownership of Xingji ZhangPingting Limited, beneficially owned 3,700,000 Class A Ordinary Shares and 1,300,000 class B Ordinary Shares before the Offering, and 1,700,000 Class A Ordinary Shares and 1,300,000 Class B Ordinary Shares after the Offering.

Xingji ZhanJie Limited owned 3,200,000 Class A Ordinary Shares. After the Offering, Xingji ZhanJie Limited will own 1,200,000 Class A Ordinary Shares. Zhan Jie, through his 100% ownership of Xingji ZhanJie Limited, beneficially owned 3,200,000 Class A Ordinary Shares before the Offering, and 1,200,000 Class A Ordinary Shares after the Offering.

Accordingly, the Resale Shareholder table is amended as follows:

Name of Selling	Ordinary Shares Beneficially Owned Prior to Offering		Percentage Ownership Prior to	Percentage Voting Power Prior to	Number of Class A Ordinary Shares	Number of Ordinary Shares Owned After Offering		Percentage Ownership After	Percentage Voting Power After
Shareholder	Class A	Class B	Offering	Offering	to be Sold	Class A	Class B	Offering(1)	Offering(1)
Xingji ZhangPingting Limited(2)	3,700,000	1,300,000	35.84%	65.10%	2,000,000	1,700,000	1,300,000	8.84%	32.20%
Xingji ZhanJie Limited(3)	3,200,000	—	22.94%	12.48%	2,000,000	1,200,000	—	3.53%	2.63%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into Class A Ordinary Shares, or convertible or exercisable into our Class A Ordinary Shares within 60 days of the date hereof are deemed outstanding. Such Shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the above table, the Resale Shareholder named in the table has sole voting and investment power with respect to the Shares set forth opposite such shareholder’s name.
(2)	Zhang Pingting, our Chief Financial Officer, through her 100% ownership of Xingji ZhangPingting Limited, beneficially owned 3,700,000 Class A Ordinary Shares and 1,300,000 class B Ordinary Shares before the Offering, and 1,700,000 Class A Ordinary Shares and 1,300,000 Class B Ordinary Shares after the Offering.
(3)	Zhan Jie, through his 100% ownership of Xingji ZhanJie Limited, beneficially owned 3,200,000 Class A Ordinary Shares before the Offering, and 1,200,000 Class A Ordinary Shares after the Offering.

Our Class A Ordinary Shares are listed on Nasdaq Capital Market under the symbol “STFS”. On July 14, 2025, the last reported sales price of our Ordinary Shares was $1.36 per share.

Investing in our Class A Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 19 of the Prospectus to read about factors you should consider before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is July 15, 2025